EHXIBIT 4.02

GERDAU S.A.

CNPJ/MF Nº 33.611.500/0001-19

NIRE Nº 33300032266

A Publicly Listed Company

EXECUTIVE STOCK OPTION PLAN TO BE DENOMINATED THE ‘LONG-TERM INCENTIVE PROGRAM’ — FOR APPROVAL BY THE EXTRAORDINARY SHAREHOLDER’S MEETINGS TO BE HELD ON APRIL 30, 2003.

1. OBJECTIVES OF THE PROGRAM

1.1. THE LONG-TERM INCENTIVE PROGRAM (hereafter the “PROGRAM”), which grants call options for the purchase of shares of GERDAU S.A. (hereafter, “GERDAU”), has the objectives of:

a — Attracting and retaining strategic executives;

b — Offering a long-term system of remuneration;

c — Sharing the growth and success of GERDAU and its directly and indirectly controlled subsidiaries;

d — Strengthening the feeling of participation and collaboration in the company’s business.

2. ADMINISTRATION

2.1. The administration of the PROGRAM shall be the responsibility of the Compensation and Succession Committee (the “COMMITTEE”).

2.2. The COMMITTEE shall have full authority power regarding the organization, execution and administration of the PROGRAM, in accordance with the terms and basic conditions of this plan, the directives of the Board of Directors of GERDAU and legislation.

2.3. The COMMITTEE’s powers shall include the right to establish the rules relating to the granting of stock options on a year-to-year basis.

2.4. The COMMITTEE shall be responsible for the indication of individuals who fulfill the requirements and are in the position to be selected as participants of the PROGRAM, who will be receiving call options to purchase shares, as well as the relevant number of shares forming the object of the options within the time limits established herein.

2.5. In exercising its attributions and its authority with regards to the PROGRAM, the COMMITTEE shall be subject only to the limits established in item 2.2 above, not being obliged by analogy or rule of isonomy to extend to other directors, officers or employees in similar situations and conditions it understands are applicable only to one or more specific beneficiaries.

3 — ELIGIBILITY

3.1. Individuals eligible for the PROGRAM shall include directors, executive officers and high-level employees of GERDAU and its directly or indirectly controlled subsidiaries (which are included in the concept of the Company for the purposes of this plan). The selection of directors, executive officers and employees (hereafter,

“EXECUTIVE” or “EXECUTIVES”) that may be entitled to stock options shall be made exclusively by the COMMITTEE.

4 — ENTRY TO THE PROGRAM

4.1. Admission to the PROGRAM by eligible EXECUTIVES, as defined in the preceding item, shall, in general, take place during the month of December of each year unless, exceptionally, the COMMITTEE decides otherwise.

4.2. The COMMITTEE shall establish, in each case, the periods and conditions for the right to exercise call options on the basis of the terms stated in the “Option Contract for the Purchase of Shares under the terms of the Long-Term Incentive Program for Executives of Gerdau” (The “OPTION CONTRACT”), to be signed by the EXECUTIVE, in which the following points shall be defined:

a) the number of shares object of each option and the purchase price per share;

b) the periods and conditions for the exercise of the call options;

c) other terms and conditions that the COMMITTEE considers to be relevant that have not been specified herein.

4.3. The contracts to which this item refers shall be executed under the specification hereby determined and in accordance with the terms of Art. 118 of Law No. 6,404/76 and shall be recorded in the Company’s registers.

5 — SHARES INCLUDED IN THE PROGRAM

5.1. The granting of call options shall only apply to GERDAU preferred shares, in an amount equivalent from 10% (ten per cent) to 20% (twenty per cent) per annum of the basic annual salary of each of the EXECUTIVES selected to take part in the PROGRAM. For this program, the basic annual salary of these EXECUTIVES shall be defined as equal to 13 (thirteen) times the monthly salary paid by the company in the month of December. In the case of directors, the strike price of the call options may be equivalent to up to 100% (one hundred per cent) of their annual compensation paid by the Company. The underlying shares of the option shall be valued at the average market price on the date of the granting of the option.

6 — ACQUISITION OF THE RIGHT TO EXERCISE OPTIONS

6.1. As a general rule that may be altered by the COMMITTEE, in each case, the acquisition of the right to exercise options shall take the following form and refer to the following periods:

a) After 5 (five) years elapsed from the first day of the month following the date of granting of the call options, the EXECUTIVE may exercise his call options. To this end, he/she shall pay, in accordance with the terms of Item 5.1, a price per share equivalent to the average market price of the same shares on the date of the granting of the option.

b) The exercise of the call option must happen within a maximum period of 5 (five) years, after which the EXECUTIVE shall no longer be entitled to the right to this specific tranche of the option.

c) In the event that GERDAU issues stock bonus during the period until the effective exercise of the right to buy, the number of shares relating to the right of exercise of the options shall be increased in proportion to the stock bonus issues, diluting the price of exercise of the option in the same proportion.

d) During this first year of the PROGRAM, call options on company’s shares shall be granted in the month of April, with the starting date for the grace period set retroactively at January 1, 2003.

7 — EXERCISE OF THE OPTION

7.1. The Option may be exercised by the EXECUTIVE in full or in part, in accordance with the terms of Item 7.2. below.

7.2. In the event of the partial exercise of the option, the exercising EXECUTIVE may exercise the remaining portion of his/her rights within the period and in accordance with the conditions specified in the OPTION CONTRACT.

8 — CONDITIONS OF PAYMENT

8.1. The price of the acquired shares shall be immediately due, in Brazilian national currency, unless the COMMITTEE establishes provisions to the contrary, as specified in the OPTION CONTRACT.

9 — TAXES

9.1. Operations to be effected as part of the PROGRAM shall be subject to taxation in the form established in the law.

10 — EXPIRATION OF THE OPTION

10.1. The option shall be considered to have expired for all intents and purposes:

a) as a result of its exercise in full, as established in this PROGRAM;

b) as a result of the expiration of the exercise period;

c) as a result of the EXECUTIVE’s departure from the Company.

10.2. In the event of the involuntary departure of the EXECUTIVE from the Company:

a) when the EXECUTIVE is dismissed by decision of the Company with no due cause, the EXECUTIVE that has already acquired the right to exercise as a result of the ending of the grace period, shall retain this right of exercise for the contractual period;

b) when the EXECUTIVE is dismissed with due cause, the EXECUTIVE shall lose the right to receive any amount relating to the PROGRAM, regardless of whether the grace period has ended or not.

11 — RETIREMENT OF THE EXECUTIVE

11.1. In the event of retirement of the EXECUTIVE, as part of the Company’s retirement plan, the same EXECUTIVE shall be granted the right to exercise the call options attributed to him/her immediately after the end of his/her work contract.

12 — DECEASE OF THE EXECUTIVE

12.1. In the event of the decease of the EXECUTIVE, his/her heirs/heiresses shall immediately be granted the right to exercise the call options assigned to the deceased individual, which must be exercised within 2 (two) years of the date of passing away. In the event of option rights the grace period for which has already ended in full on a date prior to his/her death, the corresponding period for the exercise of the options shall be maintained.

13 — PERIOD OF VALIDITY

13.1. The PROGRAM shall take effect after it is approved by Gerdau’s General Shareholder’s Meeting, becoming retroactive to January 1, 2003. It may be terminated at any time by decision of the Board of Directors, albeit honoring the OPTION CONTRACTS that have already been signed.

14 — ALTERATIONS OR TERMINATION OF THE PROGRAM

14.1. By decision of the Board of Directors, alterations may be made to the PROGRAM, in the event that the gains proposed under the Compensation Policy diverge significantly from the objective established for Direct Remuneration.

14.2. In the event that it is necessary to implement changes or to terminate the PROGRAM, such events shall be announced to the EXECUTIVES in writing with at least 30 (thirty) days’ prior notice, as of the date of modification or termination.

14.3. The modifications to or termination of the PROGRAM shall not affect OPTION CONTRACTS that have already been signed.

14.4 In the event of modifications to or the termination of the PROGRAM:

a) GERDAU shall not be under any obligation to reestablish the PROGRAM or compensate the EXECUTIVES for expected future gains or losses;

b) in the event that the PROGRAM is modified, any subsequent profit opportunity may be implemented in accordance with terms that differ from those previously established.

15 — GENERAL CONDITIONS

15.1. In the event of a change in control of GERDAU, options attributed to EXECUTIVES more than 12 months prior to the event shall be considered as free for exercise, regardless of whether their respective grace period has ended.

15.2. Whenever the EXECUTIVE decides to sell shares of his/her property, the Company shall have priority in buying these shares at the market price of the day of the operation. When the EXECUTIVE decides to divest his/her shares, he/she must give 2 (two) business days prior notice to GERDAU, the Company having a preferential right to purchase these shares until the immediately preceding business day, with the Company undertaking to pay the EXECUTIVE the purchase price within 2 (two) business days of the date of exercise of its preferential right.

15.3. EXECUTIVES who are beneficiaries of the PROGRAM shall be subject to restrictive rules on the use of privileged information applying to publicly listed companies in general, as well as to rules for the trading of securities of publicly listed companies within the special segment of the São Paulo Stock Exchange (“BOVESPA”) that apply to GERDAU.

15.4. In the event of the granting and subsequent exercise of the call options object of this PROGRAM, shareholders shall not enjoy preference rights in accordance with the terms of Art. 171, §3 of Law 6,404/76.